Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

July 19, 2012

Cass Information Systems, Inc. Reports 2nd Quarter 2012 Earnings

Declares Regular Quarterly Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ:CASS), the nation’s leading provider of transportation, utility, telecom and environmental invoice payment and information services, reported record second quarter 2012 earnings of $.57 per diluted share, a 4% increase over the $.55 per diluted share it earned in the second quarter of 2011. Net income for the period was $6.0 million, a 4% increase over the $5.7 million reported in 2011.

	2nd Quarter		% Change	YTD		% Change
	2012	2011		2012	2011
Transportation Dollar Volume	$5.7 billion	$5.3 billion	7.7	$11.0 billion	$9.8 billion	12.4
Utility Dollar Volume	$2.5 billion	$2.6 billion	(4.1)	$5.0 billion	$5.2 billion	(3.9)
Revenues	$28.4 million	$26.6 million	6.8	$56.8 million	$52.7 million	7.9
Net Income	$6.0 million	$5.7 million	3.9	$11.9 million	$11.5 million	3.6
Diluted Earnings per Share	$.57	$.55	3.6	$1.13	$1.10	2.7

2012 2nd Quarter Recap

Transportation dollar volume increased more than 7%. Utility dollar volume was down 4% primarily due to generally mild weather across most of North America which decreased consumption. Overall, revenues for the quarter grew to $28.4 million, a 7% increase over the $26.6 million posted in 2011.

Net investment income decreased $.7 million, or 6%, primarily due to historically low interest rates.

Overall operating expenses were up $1.6 million, or 9%, primarily due to costs related to the integration of the company’s new environmental expense service line following its acquisition of Jacksonville, Fla.-based Waste Reduction Consultants, Inc. in January.

Six-Month 2012 Recap

For the six-month period ended June 30, 2012, the company earned $1.13 per diluted share, a 3% increase over the $1.10 per diluted share earned in the first half of 2011. Net income was $11.9 million, 4% higher than the $11.5 million earned in 2011. Revenues rose 8%, from $52.7 million in 2011 to $56.8 million in 2012.

Operating expenses were up 10%, or $3.8 million, for the reasons previously cited.

“Although sluggish economic activity and historically low interest rates present a difficult operating environment,” said Eric H. Brunngraber, Cass president and chief executive officer, “it is rewarding to see our progress on those things that we can control, such as initiatives that promise revenue growth over the long term. Our recent investment in Waste Reduction Consultants, which diversifies the Cass service portfolio, is a good example. Our strong balance sheet and ability to generate positive earnings results, despite the low interest rates, is encouraging.”

Cash Dividend Declared

On July 16, 2012, the company’s board of directors declared a third quarter dividend of $.17 per share payable September 14, 2012 to shareholders of record September 5, 2012. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $32 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas, and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2011.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2012 and 2011:

	Quarter Ended June 30, 2012	Quarter Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Transportation Invoice Volume	7,295	7,288	14,168	13,799
Transportation Dollar Volume	$5,665,600	$5,260,144	$11,047,691	$9,829,074
Utility Transaction Volume	3,422	3,340	7,029	6,698
Utility Dollar Volume	$2,453,245	$2,559,095	$5,045,731	$5,248,330

Payment and Processing Fees	$16,625	$15,219	$33,112	$29,566
Net Investment Income	10,170	10,820	20,721	22,068
Gain on Sales of Securities	1,168	48	2,134	48
Other	444	516	874	1,001

Total Revenues	$28,407	$26,603	$56,841	$52,683

Salaries and Benefits	$15,498	$14,146	$31,059	$27,852
Occupancy	559	557	1,091	1,205
Equipment	884	848	1,747	1,695
Other	3,299	3,084	6,684	6,017

Total Operating Expenses	$20,240	$18,635	$40,581	$36,769

Income from Operations before Income Taxes	$8,167	$7,968	$16,260	$15,914
Income Tax Expense	2,205	2,229	4,390	4,456

Net Income	$5,962	$5,739	$11,870	$11,458

Basic Earnings per Share	$.58	$.56	$1.15	$1.11

Diluted Earnings per Share	$.57	$.55	$1.13	$1.10

Average Earning Assets	$1,176,084	$1,146,708	$1,184,918	$1,148,130
Net Interest Margin	4.13%	4.55%	4.11%	4.58%
Allowance for Loan Losses to Loans	1.82%	1.84%	1.82%	1.84%
Non-performing Loans to Total Loans	.86%	1.09%	.86%	1.09%
Net Loan (Recoveries) Charge-offs to Loans	.13%	—	.16%	(.01)%
Provision for Loan Losses	$600	$850	$800	$1,300